Exhibit 4.1
AMENDMENT NO. 3 TO RIGHTS AGREEMENT
This Amendment No. 3 to Rights Agreement (this “Amendment”) is entered into as of February 2, 2008 (to become effective on the date set forth in Section 5.0 of this Amendment), between Image Entertainment, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of October 31, 2005, between the Company and the Rights Agent, as amended by Amendment No. 1 to the Rights Agreement dated as of March 29, 2007 and Amendment No. 2 to the Rights Agreement dated as of June 25, 2007 (the “Rights Agreement”).
WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
1.0 Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.
2.0 Definition of Acquiring Person. The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“Acquiring Person” shall mean (i) any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing:
(i) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding as a result of any such acquisition of shares of Common Stock by the Company and shall, after such acquisition of shares by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Stock of the Company are treated equally) then such Person shall be deemed to be an “Acquiring Person” hereunder;
(ii) if the board of directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” as defined pursuant to the provisions of subparagraph (i), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock of the Company so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be an “Acquiring Person” for any purpose of this Agreement; and

(iii) with respect only to Image Investors Co., together with either their Affiliates or Associates, all references to 15% in the definition of “Acquiring Person” shall instead be replaced by 30%.
3.0 Definition of Business Day. The definition of “Business Day” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which the New York Stock Exchange is required, permitted or authorized, by applicable law or executive order, to be closed.”
4.0 Definition of Close of Business. The definition of “Close of Business” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“Close of Business” on any given date shall mean 5:00 p.m.. Eastern Time, on such date; provided, however, that is such date is not a Business Day it shall mean 5:00 p.m., Eastern Time, on the next succeeding Business Day.”
5.0 Deleted Definitions. Section 1 of the Rights Agreement is hereby amended to delete the following definitions:
“Amended and Restated Merger Agreement” shall mean the Amended and Restated Agreement and Plan of Merger made and entered into as of June 25, 2007, by and among Parent, Merger Sub and the Company, as amended from time to time in accordance with its terms.”
“Amended and Restated Support Agreements” shall mean the Amended and Restated Support Agreements dated as of June 25, 2007 by and between Parent and certain stockholders of the Company, as amended from time to time in accordance with their terms.”
“Merger Sub” shall mean IEAC, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.”
“Parent” shall mean BTP Acquisition Company, a Delaware limited liability company.”
“Securities Purchase Agreement” shall mean the Securities Purchase Agreement to be executed and delivered by Parent and the Company immediately prior to the Effective Time (as such term is defined in the Amended and Restated Merger Agreement), pursuant to which Parent will be entitled to purchase from the Company, and the Company will agree to issue and sell to Parent, shares of common stock of the Company and/or shares of series a convertible preferred stock of the Company.”

6.0 Amendment of Section 3. Paragraph (a) of Section 3 of the Rights Agreement is hereby deleted in its entirety and is hereby replaced with the new Section 3(a) which reads as follows:
“Until the earlier of (i) the Close of Business on the tenth day after the Share Acquisition Date (or such later date as may be determined by action of the board of directors of the Company) and (ii) the Close of Business on the tenth day (or such later date as may be determined by action of the Company’s board of directors prior to such time as any Person becomes an Acquiring Person and of which later date the Company will give the Rights Agent prompt written notice) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person holding shares of Common Stock for or pursuant to the terms of any such plan) is commenced within the meaning of Rule 14d-2(a) of the Exchange Act Regulations or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding shares of Common Stock for or pursuant to the terms of any such plan) to commence a tender or exchange offer, if upon consummation thereof such Person would be the Beneficial Owner of 30% or more of the shares of Common Stock of the Company then outstanding (the earlier of the events described in (i) and (ii) above being the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b)) by the certificates for shares of Common Stock of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Rights Certificates) and not by separate Rights Certificates, and (y) the right to receive Rights Certificates will be transferable only in connection with the transfer of shares of Common Stock of the Company. As soon as practicable after the Distribution Date, the Company will notify the Rights Agent of the occurrence of the Distribution Date and the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information, send) by first-class, insured, postage-prepaid mail, to each record holder of shares of Common Stock of the Company as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Rights Certificate, in substantially the form of Exhibit B (a “Rights Certificate”), evidencing one Right for each share of Common Stock so held. From and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement which requires the payment by a Rights holder of applicable taxes and governmental charges unless and until the Rights Agent is satisfied that all such taxes and/or charges have been paid. Notwithstanding the foregoing, with respect only to Image Investors Co., together with either their Affiliates or Associates, all references to 15% in this Section 3(a) shall instead be replaced by 30%.”
7.0 Amendment of Section 7. Paragraph (a) of Section 7 of the Rights Agreement is hereby deleted in its entirety and is hereby replaced with the new Section 7(a) which reads as follows:
“The registered holder of any Rights Certificate evidencing exercisable Rights may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the related certification properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each Right being exercised (as such amount may be reduced (including to zero) pursuant to Section 11(a)(iii)) and an amount equal to any applicable transfer tax or charge required to be paid by the holder of such Rights Certificate in accordance with Section 9 in cash, or by certified check, wire transfer or bank draft payable to the order of the Company), at or prior to the earliest of (i) the Close of Business on the tenth anniversary hereof (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), and (iii) the time at which such Rights are exchanged as provided in Section 24 (the earliest of (i), (ii) and (iii) being the “Expiration Date”).”

8.0 Amendment of Section 21. Section 21 of the Rights Agreement is hereby deleted in its entirety and is hereby replaced with the new Section 21 which reads as follows:
“Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock of the Company or Preferred Stock (as to which the Rights Agent has received prior written notice) by registered or certified mail, and the Company shall mail notice thereof to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon thirty days’ notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Stock or Preferred Stock (as to which the Rights Agent has received prior written notice) by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of any state of the United States, in good standing, authorized under such laws to exercise corporate trust or stock transfer powers, and subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock or Preferred Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.”

9.0 Amendment of Section 24. Paragraph (a) of Section 24 of the Rights Agreement is hereby deleted in its entirety and is hereby replaced with the new Section 24(a) which reads as follows:
The Company, at its option, upon approval by its board of directors, at any time after any Person becomes an Acquiring Person, may exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become unexerciseable pursuant to the provisions of Section 7(e) hereof) for Units of Preferred Stock at an exchange ratio equal to, subject to adjustment to reflect stock splits, stock dividends and similar transactions occurring after the date hereof, that number obtained by dividing the Purchase Price by the then Current Per Share Market Price per Unit of Preferred Stock on the earlier of (i) the date on which any Person becomes an Acquiring Person and (ii) the date on which a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary with respect to such plan acting in such capacity) is commenced within the meaning of Rule 14d-2(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding (such exchange ratio being hereinafter referred to as the “Section 24(a) Exchange Ratio”). Notwithstanding the foregoing, with respect only to Image Investors Co., together with either their Affiliates or Associates, all references to 15% in this Section 3(a) shall instead be replaced by 30%. Notwithstanding the foregoing, the Company may not effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries, or any trustee or fiduciary with respect to such plan acting in such capacity), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock of the Company then outstanding.
10.0 Deletion of Section 35. Section 35 of the Rights Agreement is hereby deleted in its entirety. amended and restated in its entirety to read as follows:
11.0 Amendment of Exhibit C.
11.1 The second paragraph of Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read in fill as follows:
“Initially, the Rights will be attached to all common stock certificates representing shares then outstanding and no separate Rights certificates will be distributed (the “Distribution Date”). The Distribution Date will occur on the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has (subject to certain exceptions) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock (the “Share Acquisition Date”), other than as a result of repurchases of stock by the Company, or (ii) ten days (or a later date that the board shall determine) following the commencement of, or public announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock. Notwithstanding the foregoing, with respect only to Image Investors Co., together with either their Affiliates or Associates, all references to 15% in this paragraph shall instead be replaced by 30%.”

11.2 The sixth paragraph of Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read in fill as follows:
If an Acquiring Person becomes (subject to certain exceptions) the beneficial owner of 15% or more of the then outstanding shares of common stock (other than pursuant to an offer for all the outstanding shares of common stock that our board of directors determines to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will thereafter have the right to receive, upon exercise, preferred stock (or, in certain circumstances, cash, property or other securities of the company) having a value equal to two times the exercise price of the Right. Notwithstanding the immediately preceding sentence, with respect only to Image Investors Co., together with either their Affiliates or Associates, all references to 15% in such sentence shall instead be replaced by 30%. If, at any time after the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, other than a merger that results from an offer for all the outstanding shares of common stock that our board decides is fair and in the best interests of the Company and its stockholders, or (ii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right, except Rights which previously have been voided, will have the right to receive, after exercise of the Right, common stock of the company that acquires us having a value equal to two times the exercise price of the Right. The events described in this paragraph are “Triggering Events.”
12.0 Effectiveness. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
13.0 Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to the Rights Agreement to be duly executed as of the day and year first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ Dennis Hohn Cho
	Name:	Dennis Hohn Cho
	Title:	Sr. Vice President & General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

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